As filed with the Securities and Exchange Commission on July 17, 2017

Registration No. 333-213539

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SYNERON MEDICAL LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tavor Building,
Yokneam Industrial Zone
Yokneam Illit, 20692
P.O.B. 550, Israel
+972-73-244-2200
(Address of principal executive offices) (Zip Code)

Share Option Plan 2003
2004 Israel Stock Option Plan
2004 Stock Incentive Plan
Options and Stock Appreciation Rights Granted Under the Candela Corporation Third Amended and Restated 1998 Stock Plan, Assumed by Syneron Medical Ltd.
Candela Corporation 2008 Stock Plan, Assumed by Syneron Medical Ltd.
Syneron Beauty Ltd. 2011 Share Option Plan
Syneron Beauty Ltd. 2011 Equity Incentive Plan – United States
Syneron Medical Ltd. 2014 Israeli Stock Incentive Plan
Syneron Medical Ltd. 2014 U.S. Stock Incentive Plan
(Full title of the plan)

Syneron Inc.
3 Goodyear, Unit A
Irvine, California 92618
Tel: 949-716-6670
(Name and address of agent for service; Telephone number, including area code, of agent for service)

Copy to:

Sarit Soccary
Syneron Medical Ltd.
Tavor Building,
Yokneam Industrial Zone
Yokneam Illit, 20692
P.O.B. 550, Israel
+972-73-244-2200

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
		Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                 ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to Form S-8 Registration Statement relates to the following Registration Statements of Syneron Medical Ltd. (the “Company”) on Form S-8 filed with the Securities and Exchange Commission (collectively, the “Registration Statements”):

•
Registration Statement No. 333-120559, registering (i) 5,159,932  ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) of the Company, issuable under the Company’s Share Option Plan 2003, (ii) 1,000,000 Ordinary Shares, issuable under the Company’s 2004 Israel Stock Option Plan and (iii) 1,000,000 Ordinary Shares, issuable under the Company’s 2004 Stock Incentive Plan, filed with the Securities and Exchange Commission on November 16, 2004;

•
Registration Statement No. 333-164250, registering an additional 5,963,836 Ordinary Shares, issuable under the Company’s 2004 Israel Stock Option Plan and the Company’s 2004 Stock Incentive Plan, filed with the Securities and Exchange Commission on January 8, 2010;

•
Registration Statement No. 333-164351, registering (i) 587,070 Ordinary Shares, issuable under the Company’s Candela Corporation Third Amended and Restated 1998 Stock Plan and (ii) 365,479 Ordinary Shares, issuable under the Company’s Candela Corporation 2008 Stock Plan, filed with the Securities and Exchange Commission on January 15, 2010;

•
Registration Statement No. 333-192729, registering 160,000 Ordinary Shares, issuable under the Company’s Syneron Beauty Ltd. 2011 Share Option Plan and the Company’s Syneron Beauty Ltd. 2011 Equity Incentive Plan – United States, filed with the Securities and Exchange Commission on December 9, 2013; and

•
Registration Statement No. 333-213539 registering  2,000,000 Ordinary Shares, issuable under the Company’s Syneron Medical Ltd. 2014 Israeli Stock Incentive Plan and the Company’s Syneron Medical Ltd. 2014 U.S. Stock Incentive Plan, filed with the Securities and Exchange Commission on September 8, 2016.

On July 17, 2017, pursuant to the terms of the Merger Agreement, dated as of April 2, 2017 (the “Merger Agreement”), by and among the Company, Lupert Ltd., a company incorporated under the laws of the State of Israel (“Parent”), and Rendel Amare Ltd., a company incorporated under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), Parent completed its acquisition of the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to each of the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of such Registration Statements and, in accordance with undertakings made in each of the Registration Statements, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yokneam Illit, Israel on July 17, 2017.

SYNERON MEDICAL LTD.

By:	/s/ Sarit Soccary
Name: Sarit Soccary
Title: General Manager of Syneron Medical Site in Israel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.